ARTICLES SUPPLEMENTARY
       of The BlackRock California Insured Municipal 2008 Term Trust Inc.


         THE BLACKROCK CALIFORNIA INSURED MUNICIPAL 2008 TERM
TRUST INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by article fifth of its Charter, the Board of Directors has reclassified 2,600 authorized and unissued shares of common stock of the Corporation as preferred stock of the Corporation by increasing the number of shares of stock designated as Auction Rate Municipal Preferred Stock, Series T7 from 2,060 to 4,660.

         SECOND: All of the authorized shares of the Auction Rate Municipal Preferred Stock, Series T7 shall be subject in all respects to the preferences, voting powers, restrictions, qualifications, and terms and conditions of redemption applicable to shares of Auction Rate Municipal Preferred Stock, Series T7 as provided in the Corporation's Charter; provided, however, that the Initial Dividend Period for such 2,600 shares shall be days and the Initial Dividend Rate for such shares shall be %.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf on this ___ day of ________________, 2000, by its President, who acknowledges that these Articles Supplementary are the act of the Corporation and, to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

                                             THE BLACKROCK CALIFORNIA
                                             INSURED MUNICIPAL 2008 TERM
                                             TRUST INC.


                                             By:_____________________________
                                                   Ralph L. Schlosstein
                                                   President


Attest:


------------------------------------
Karen H. Sabath
Secretary